For the fiscal ended November 30, 2003.
File number 811-3175
Jennison Sector Funds, Inc.
(formerly Prudential Sector Funds, Inc.)

SUB-ITEM 77D
         Policies With Respect to Security Investment


PRUDENTIAL SECTOR FUNDS, INC.  ?
    Prudential Financial Services Fund
			    Prudential Health Sciences Fund
             Prudential Technology Fund


Supplement Dated May 29, 2003
to
Prospectus Dated January 29, 2003

_____________________________________________________________


	The following amends the sections entitled "Investment
Advisers? and ?Portfolio
Managers? in the prospectus for each fund named above:


         Effective on or about June 9, 2003, Jennison Associates
LLC is responsible for
managing 100% of each Fund's assets.

         In addition, Mark DeFranco is being replaced by Michael
Del Balso as portfolio
manager of Prudential Financial Services Fund, effective
May 29, 2003.  The following
supplements the section entitled ?How the Funds are Managed ?
Portfolio Managers ?
Prudential Financial Services Fund? in the Prudential Sector unds, Inc. prospectus:


         Michael Del Balso, who became a co-portfolio manager of the Fund in May 2003, is a Director and Executive Vice President of Jennison, where he has been part of the investment team since 1972. Mr. Del Balso received his B.S. from Yale University and his
M.B.A. from Columbia University Graduate School of Business. He is a member of The New
York Society of Security Analysts, Inc.


         MF188C1